AETNA SERIES FUND, INC.
                                   RULE 18f-3
                                MULTI-CLASS PLAN


Introduction:

       Pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"), the following sets forth the separate class arrangements and expense allocations as well as the exchange privileges of each class of shares issued by each series ("Series") comprising the Aetna Series Fund, Inc. (the "Fund"). Except as described below, each class has the same rights and obligations as each other class as required by Rule 18f-3.

Terms of the Plan:

     The Fund currently consists of the following nineteen (19) Series:

                             Aetna Money Market Fund
                              Aetna Government Fund
                                 Aetna Bond Fund
                               Aetna Balanced Fund
                          Aetna Growth and Income Fund
                                Aetna Growth Fund
                            Aetna Small Company Fund
                            Aetna International Fund
                                Aetna Ascent Fund
                              Aetna Crossroads Fund
                                Aetna Legacy Fund
                         Aetna Index Plus Large Cap Fund
                         Aetna Index Plus Small Cap Fund
                          Aetna Index Plus Mid Cap Fund
                               Aetna Mid Cap Fund
                          Aetna Value Opportunity Fund
                        Aetna Real Estate Securities Fund
                           Aetna Index Plus Bond Fund
                              Aetna High Yield Fund

     Aetna International Fund, Aetna Small Company Fund, Aetna Growth Fund, Aetna Growth and Income Fund, Aetna Balanced Fund, Aetna Ascent Fund, Aetna Crossroads Fund, Aetna Legacy Fund, Aetna Real Estate Securities Fund, Aetna Mid Cap Fund and Aetna Value Opportunity Fund are collectively referred to herein as the "Equity Funds." Aetna



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Government Fund, Aetna Bond Fund and Aetna High Yield Fund are collectively referred to herein as the "Fixed Income Funds." Aetna Index Plus Large Cap Fund, Aetna Index Plus Bond Fund, Aetna Index Plus Mid Cap Fund and Aetna Index Plus Small Cap Fund are collectively referred to herein as the "Enhanced Index Funds."

1.   Class Designations:

       The shares are divided into two classes: 1) Class I shares are shares that are offered to certain corporate retirement plans and certain wrap fee programs; salaried and retired employees of Aetna Life Insurance and Annuity Company and its affiliates (including members of employees' and retired persons' immediate families, board members and trustees, and their immediate families); certain insurance companies (including separate accounts); registered investment companies; investment advisers and broker-dealers acting for their own account; all shareholders holding Select Class shares prior to the effective date of this Plan, and their immediate family members, as long as they maintain a shareholder account; bank and independent trust companies investing on behalf of their client for which they charge trust and investment management fees; certain Individual Retirement Account rollovers; members of the Board of Directors of the Fund ("Board"); and members of such other groups as may be approved by the Fund's Board from time to time; and 2) Class A shares are shares that are offered to accounts not eligible to buy Class I shares.

2.   Differences in Distribution Arrangements:

       Class I shares are distributed with no sales charges, distribution fees or service fees.

       Class A shares of each Series, except Aetna Money Market Fund, are subject to the imposition of a sales charge at the time of purchase. The Equity Funds, Fixed Income Funds and Enhanced Index Funds have maximum sales charges of 5.75%, 4.75% and 3.00%, respectively. Sales charges for all series decline to 0% based on discounts for volume purchases (aggregate investment in the Fund's Series), as set forth in the table below.

                                                                    Sales Charge
                                       -----------------------------------------------------------------------
Aggregate Investment                     Equity Funds       Fixed Income Funds        Enhanced Index Funds
--------------------                     ------------       ------------------        --------------------
Under $50,000                                5.75%                 4.75%                     3.00%
$50,000 but under $100,000                   4.50%                 4.50%                     2.50%
$100,000 but under $250,000                  3.50%                 3.50%                     2.00%
$250,000 but under $500,000                  2.50%                 2.50%                     1.50%
$500,000 but under $1,000,000                2.00%                 2.00%                     1.00%
$1,000,000 or more                           None                  None                       None

       Class A shares are subject to a distribution fee based on the average daily net assets attributable to Class A shares. This fee is imposed pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act, in the amount of 0.25%, except for Aetna Money Market Fund, which has no 12b-1 fee. Class A shares are not subject to a service fee.



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

       Class A shares purchased with an aggregate investment in the Fund's Series of less than $1,000,000 are not subject to a contingent deferred sales charge ("CDSC"). Class A shares purchased with an aggregate investment in the Fund's Series of $1,000,000 or more may be subject to a CDSC imposed on redemptions within two years of purchase. The CDSC will apply only to shares for which a finder's fee is paid to selling broker-dealers, banks or other investment professionals having a distribution agreement with the Fund. The charge is assessed on an amount equal to the lesser of the current market value or the original cost of the shares being redeemed. Thus, there is no sales charge on increases in the net asset value of shares above the initial purchase price. There is no CDSC on redemptions of Class A shares purchased through reinvestment of dividends or capital gains distributions or shares purchased more than two years prior to the redemption. In addition, there is no CDSC on Aetna Money Market Fund redemptions unless (i) those shares were purchased through an exchange from another Series within two years prior to the redemption and (ii) the original purchase of the shares exchanged was subject to a CDSC.

       The CDSC is calculated by multiplying the lesser of the current market value or the original cost of the shares being redeemed, by the percentage shown below, based on the aggregate investment in the Fund's Series and the time invested:

  Aggregate Investment                      Redemption During            CDSC
  --------------------                      -----------------            ----
  $1,000,000 but less than $3,000,000       1st year since purchase      1.00%
                                            2nd year since purchase       .50%

       In determining the number of years the shares have been held, the Fund will aggregate all purchases of Class A shares made during a month and consider them made on the first day of the month.

3.   Expense Allocation:

       In addition to the allocation of the distribution fee described above, the following expenses shall be allocated, to the extent practicable, on a class-by-class basis:

       (1) expense of administrative personnel and services required to support the shareholders of each class;
       (2) transfer agency fees payable by each class;
       (3) costs of printing the prospectuses relating to those classes;
       (4) Securities and Exchange Commission and any "Blue Sky" registration fees;
       (5) litigation or other legal expenses; and
       (6) directors' fees incurred as a result of issues related to its class.



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

       Income, realized and unrealized capital gains and losses, and expenses other than those allocated as described in paragraph 3 above of each Series are allocated to a particular class on the basis of the net asset value of that class in relation to the net asset value of the Series.

4.   Exchange Privileges:

       Each class of shares may be exchanged for shares of the same class in another Series of the Fund to the extent the exchanging shareholder is eligible to purchase the shares of the Series into which the exchange is being made. Currently, shares of each class may be exchanged at the net asset value for shares of any other Series of the same class, subject to minimum investment requirements of the Series.

5.   Conversion Features:

     No class of shares of a particular Series is convertible into another class of shares of that Series.

6.   Voting Rights:

     Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement. Furthermore, each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.



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